CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTNG FIRM

The Board of Trustees
Oppenheimer U.S. Government Trust:

We consent to the use in this Registration Statement of Oppenheimer U.S. Government Trust
of our report dated September 22, 2004, included in the Statement of Additional
Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the Prospectus, which is also part of such Registration Statement and "Independent Registered Public Accounting Firm"
appearing in the Statement of Additional Information.

                              /s/ KPMG LLP

Denver, Colorado
October 22, 2004